EXHIBIT 99.2

Vinco Ventures, Inc. Announces Reverse Split

Syracuse, NY, May 10, 2023 (GLOBE NEWSWIRE) — Vinco Ventures, Inc. (Nasdaq: BBIG) (“Vinco Ventures,” “Vinco,” or the “Company”), a digital media and content technologies company, announced that on May 4, 2023 it filed a Certificate of Change with the State of Nevada for a 1-for-20 reverse split of its issued and outstanding shares of common stock. This reverse split was approved by its Board of Directors, and the shares of its common stock will begin trading on a split-adjusted basis at the commencement of trading tomorrow, May 11, 2023. The common stock shares will trade on the Nasdaq Capital Market under the same symbol “BBIG” with a new CUSIP number, 927330 209.

“We wish to thank our investors for their continued support as we work to refocus Vinco’s operations. The approval of the reverse split under the Company’s plan to maintain its Nasdaq listing, together with our ongoing refocusing efforts, better positions us to realize the great potential we see ahead,” stated James Robertson, Chief Executive Officer.

As per the results of the Company’s annual meeting, the Board of Directors approved a 1-for-20 reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share. Every 20 shares of the Company’s issued and outstanding common stock will automatically convert into one share of common stock without any change to the par value of $0.001 per share. The amount of common stock outstanding will be reduced from approximately 260 million shares to approximately 13 million shares. Proportional adjustments will be made to the number of shares of common stock issuable upon exercise of the Company’s outstanding stock options and warrants, as well as the applicable exercise price.

The Company expects that the reverse stock split, which was approved by shareholders at its shareholder meeting on April 27, 2023, will increase the market price per share of the Company’s common stock, bringing the Company into compliance with The Nasdaq Capital Market’s $1.00 minimum bid price requirement.

Registered stockholders holding pre-split shares of the Company’s common stock are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, and will not be required to take any action in connection with the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split. Any fractional shares created as a result of the reverse stock split will be rounded up to the nearest whole share for each stockholder. The reverse stock split impacts all holders of Vinco’s common stock proportionally and will not impact any shareholders’ percentage ownership of common stock (except as to rounding up changes).

Additional information regarding the reverse stock split is available on the Form 8-K filed May3, 2023, as well as in the Company’s definitive proxy statement (Form DEF 14A) filed with the United States Securities and Exchange Commission on March 31, 2023. Any additional questions can be directed to the Company’s transfer agent, Nevada Agency and Transfer Company, at 775-322-0626 or www.natco.com.